Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“Memorandum”) is entered into as of February 4, 2009, by the undersigned parties to the above action in the Court of Chancery of the State of Delaware (the “Court”), and the other actions referenced herein.

WHEREAS, on January 5, 2009, an Agreement and Plan of Merger (the “Merger Agreement”) was executed among Indevus Pharmaceuticals, Inc. (“Indevus”), Endo Pharmaceuticals Holdings Inc. (“Endo”), and BTB Purchaser Inc. (“Purchaser”), a subsidiary of Endo, whereby Endo commenced a tender offer (the “Tender Offer”) to acquire all outstanding shares of Indevus common stock for approximately $370 million, or $4.50 per share, in cash and up to an additional approximately $267 million, or $3.00 per share, in Contingent Cash Consideration Payments (as that term is defined in the Merger Agreement) upon the achievement of certain milestones relating to certain products currently in development by Indevus (the “Proposed Transaction”);

WHEREAS, on January 7, 2009, Endo and Purchaser commenced the Tender Offer by filing their Schedule TO concerning the Tender Offer, and Indevus filed its Schedule 14D-9 with respect to the Tender Offer (together, the Schedule TO and the Schedule 14D-9 are hereinafter referred to as the “Tender Offer Documents”);

WHEREAS, the Tender Offer is currently set to expire at 5:00 p.m., New York City time, on Friday, February 20, 2009;

WHEREAS, on January 9, 2009, Arthur Gober, CGM IRA Beneficiary Custodian, Beneficiary of Jerome Gober (“Gober”), filed a putative class action complaint in the Delaware Court of Chancery against Indevus, its board of directors (the “Directors” and collectively with

Indevus, the “Indevus Defendants”), Endo, and Purchaser (the “Gober Action”), alleging, among other things, that (i) as a result of an excessive termination fee, the Proposed Transaction is unfair and coercive to Indevus’s shareholders, and (ii) that the Directors failed to disclose certain material information regarding the Proposed Transaction necessary to enable Indevus’s public shareholders to make a fully informed decision as to whether to tender their shares, and that Endo and Purchaser aided and abetted the Directors in breaching their fiduciary duties;

WHEREAS, on January 12, 2009, Malena C. Schroeder, (“Schroeder”) filed a putative class action complaint in Massachusetts Superior Court, County of Suffolk against the Indevus Defendants, Endo, and Purchaser (the “Schroeder Action”) raising similar claims;

WHEREAS, on January 13, 2009, Martin Wexler (“Wexler”) filed a putative class action complaint in Massachusetts Superior Court, County of Suffolk against the Indevus Defendants and Endo (the “Wexler Action”) raising similar claims;

WHEREAS, on January 13, 2009, a motion to expedite proceedings and a motion for a preliminary injunction were filed in the Gober Action;

WHEREAS, on January 13, 2009, plaintiff in the Wexler Action filed an Emergency Motion for Expedited Proceedings with respect to the Tender Offer;

WHEREAS, by letter dated January 19, 2009, counsel for plaintiffs in the Schroeder and Wexler Actions made a settlement demand on Defendants based on certain of the complaints that had been filed, requesting, among other things, a reduction in the Termination Fee and certain additional disclosures;

WHEREAS, on January 20, 2009, H. Steven Mishket (“Mishket” and collectively with Gober, Schroeder, and Wexler, the “Plaintiffs”) filed a putative class action in the Delaware Court of Chancery raising similar claims against the Indevus Defendants, Endo, and Purchaser (the “Mishket Action” and, collectively with the Gober Action, Schroeder Action, and Wexler Action, the “Putative Class Actions”);

WHEREAS, counsel for Plaintiffs represent that they respectively engaged in an investigation of the claims asserted in the Actions, including, among other things, a review of news articles, analyst reports, SEC filings, the Tender Offer Documents, and other publicly available documents. Counsel for Gober and counsel for Plaintiffs in the Schroeder and Wexler Actions retained and consulted with their respective financial advisers with respect to an evaluation of the Transaction;

WHEREAS, counsel for Plaintiffs have determined that, on the basis of information available to them, including publicly available information and consultations with independent financial advisors retained by counsel for Plaintiffs as well as certain information learned from Defendants, and subject to the additional discovery described below, the Settlement described below is fair, reasonable, adequate, and in the best interests of the Plaintiffs and the Class (as defined herein);

WHEREAS, the Indevus Defendants have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law of any kind or engaged in any of the wrongful acts alleged in the Putative Class Actions, and expressly maintain that they have diligently and scrupulously complied with their fiduciary and other legal duties, and are entering into this Memorandum solely to eliminate the burden and expense of further litigation;

WHEREAS, Endo and Purchaser have denied, and continue to deny, that either of them has committed or aided and abetted in the commission of any violation of law of any kind or engaged in any of the wrongful acts alleged in the Putative Class Actions, and each expressly maintains that it has diligently and scrupulously complied with its legal duties, and is entering into this Memorandum solely to eliminate the burden and expense of further litigation; and

WHEREAS, the parties wish to settle and resolve the claims asserted by Plaintiffs and all claims relating to or arising out of the Proposed Transaction, and the parties have, following arm’s-length negotiations, reached an agreement in principle as set forth in this Memorandum providing for the settlement of the Putative Class Actions on the terms and subject to the conditions set forth below (the “Settlement”), and the parties believe the Settlement is in the best interests of the parties and Indevus shareholders.

NOW, THEREFORE, IT IS HEREBY AGREED IN PRINCIPLE AS FOLLOWS:

1. As a result of arm’s-length discussions between and among the parties, and in consideration of the full settlement and release of all Settled Claims (as defined below), Indevus agrees that the Schedule 14D-9 will include the additional supplemental disclosures attached hereto as Exhibit A to this Memorandum, which will be promptly disseminated to Indevus shareholders following execution of this Memorandum. Defendants agree that the Plaintiffs’ efforts were a substantial factor leading to the inclusion of such disclosures in the Tender Offer Documents.

2. As a result of arm’s-length discussions between and among the parties, and in consideration of the full settlement and release of all Settled Claims (as defined below), the parties to the Proposed Transaction agree to reduce the Company Termination Fee, as that term is defined in the Merger Agreement, by 10% (from $20,000,000 to $18,000,000). Defendants agree that the Plaintiffs’ efforts were the sole factor leading to the 10% reduction of the Company Termination Fee and will amend the Merger Agreement and announce such reduction in an SEC filing within 24 hours of the execution of this Memorandum.

3. As promptly as possible after the execution of this Memorandum by all of the parties thereto, counsel for the parties shall inform the Court of the execution of this Memorandum.

4. Subject to the execution of a reasonable and satisfactory confidentiality order, Defendants will provide (and request the cooperation of their financial advisor(s) to provide) to Plaintiffs’ counsel such reasonable discovery, including document discovery and depositions, as is necessary for Plaintiffs to confirm the fairness and reasonableness of the Settlement, and the parties will attempt in good faith to complete such discovery as promptly as possible.

5. Except with respect to payment of the expenses associated with providing notice to the Class (as defined in paragraph 7(a) below), which costs shall be borne by Indevus or its successor entity as provided in paragraph 14 below, no fees or expenses shall be paid to Plaintiffs’ counsel unless all of the following occur: (a) tender of a majority of Indevus’ shares to Endo on or before February 20, 2009, or a later date if the Tender Offer is extended; (b) consummation of the Merger; (c) conditional certification, for settlement purposes only, of a class of holders of Indevus stock as provided under paragraph 7(a) below; and (d) approval by the Court of the complete release by Plaintiffs and the Class (as defined in paragraph 7(a) below) of all Settled Claims (as defined in paragraph 7(b) below) against all Released Persons (as defined in paragraph 7(b) below).

6. Following completion of the confirmatory discovery contemplated above, the parties will attempt in good faith to agree upon an appropriate stipulation of settlement (the “Stipulation”) and such other documentation to be filed in the Gober Action as may be required in order to obtain final approval by the Court in the Gober Action of the Settlement. The Stipulation shall be executed and submitted to the Court in the Gober Action for approval at the earliest practicable time. The Stipulation shall expressly provide that, among other things:

(a) the Defendants in the Putative Class Actions, including Indevus, the Directors, Endo, and Purchaser, have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law of any kind or engaged in any of the wrongful acts alleged in the Putative Class Actions, and expressly maintain that they complied with their fiduciary and other legal duties;

(b) the Defendants are entering into the Stipulation solely because the Settlement would eliminate the burden and expense of further litigation;

(c) subject to confirmatory discovery, Plaintiffs and their counsel believe that the Settlement is fair, reasonable, adequate, and in the best interests of the Plaintiffs and the Class (as defined in paragraph 7(a) below);

(d) each of the Defendants shall have the right to withdraw from the Settlement in the event that any injunction precluding the Proposed Transaction is entered, or any claims related to the subject matter of the Putative Class Actions are commenced or prosecuted against any of the Released Persons (as defined in paragraph 7(b) below) in any court prior to final approval of the Settlement and (following a motion by the Defendants) such claims are not dismissed with prejudice or stayed in contemplation of dismissal, and that in the event such claims are commenced, the Plaintiffs and the Defendants agree to cooperate and use their reasonable best efforts to secure the dismissal (or a stay in contemplation of dismissal following final approval of the Settlement) thereof; and

(e) the parties to the Stipulation shall include in any proposed order of the Court preliminarily approving the Settlement a term providing that, pending the Court’s determination as to final approval of the Settlement, the Plaintiffs and all members of the Class (as defined in paragraph 7(a) below), or any of them, are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Settled Claims (as defined in paragraph 7(b) below) against any of the Released Persons (as defined in paragraph 7(b) below).

7. The Stipulation will further provide for, among other things:

(a) conditional certification, for settlement purposes only, of a non-opt out class pursuant to Court of Chancery Rule 23(b)(1) and (b)(2) (defined as all persons or entities who held shares of Indevus common stock, either of record or beneficially, including the legal representatives, predecessors, successors in interest, trustees, executors, administrators, heirs and assigns of all such persons or entities, or any person or entity acting for or on behalf of, or claiming under any of them, and each of them, and excluding the Defendants, their subsidiary companies, affiliates, and members of their immediate families, as the case may be, at any time between January 5, 2009, and the date of the consummation of the Proposed Transaction) (the “Class”);

(b) the entry of a judgment (the “Judgment”) in appropriate form, dismissing with prejudice the Putative Class Actions and barring, settling, and releasing any claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters, and issues, known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent, that have been or could have been asserted in the Putative Class Actions, or in any court, tribunal, or proceeding (including but not limited to any claims arising under federal, state, foreign, or common law, including the federal securities laws and any state disclosure law), by or on behalf of Plaintiffs or any member of the Class, whether individual, direct, class, derivative, representative, legal, equitable, or any other type or in any other capacity (collectively, the “Releasing Persons”) against the Defendants or any of their families, parent entities, controlling persons, associates, affiliates, or subsidiaries and each and all of their respective past or present officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, insurers, co-insurers, re-insurers, consultants, accountants, investment bankers, commercial bankers, entities providing fairness opinions, underwriters, brokers, dealers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, and assigns (collectively, the “Released Persons”) which have arisen out of the acts, events, facts, matters, transactions, occurrences, statements, representations, misrepresentations, or omissions or set forth in or otherwise related to the allegations in the Putative Class Actions, the Proposed Transaction, the Merger Agreement, and the transactions contemplated therein, or disclosures made in connection therewith (including the adequacy and completeness of such disclosures) (collectively, the “Settled Claims”); provided, however, that the Settled Claims released shall not include: (i) the right of the parties to enforce in the Court the terms of the Stipulation and the terms of the Proposed Transaction; and (ii) any claims appropriately made pursuant to 8 Del. C. § 262;

(c) a covenant by each member of the Class not to sue, and a bar against each member of the Class from suing any Defendant or any other Released Party in connection with any Settled Claim;

(d) releases of the Settled Claims by the Releasing Persons against the Released Persons as set forth in paragraph (b) above; and

(e) a provision that the failure of the Court to approve any requested award of attorneys’ fees and expenses in whole or in part shall have no effect on the Settlement set forth in the Stipulation.

8. Plaintiffs acknowledge, and the members of the Class by operation of law shall be deemed to have acknowledged, that they may discover facts in addition to or different from those now known or believed to be true by them with respect to the Settled Claims, but that it is the intention of Plaintiffs, and by operation of law the intention of the members of the Class, to completely, fully, finally and forever compromise, settle, release, discharge, and extinguish any and all Settled Claims, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. Plaintiffs acknowledge, and the members of the Class by operation of law shall be deemed to have acknowledged, that “Unknown Claims” are expressly included in the definition of “Settled Claims,” and that such inclusion was expressly bargained for and was a key element of the Settlement and was relied upon by each and all of the Released Persons in entering into this Memorandum. “Unknown Claims” means any claim that Plaintiffs or any Class member do not know or suspect exists in his, her or its favor at the time of the release of the Settled Claims as against the Released Persons, including without limitation those claims which, if known, might have affected the decision to enter into, or not object to, the Settlement. With respect to any of the Settled Claims, the parties to this Memorandum stipulate and agree that upon the Effective Date, Plaintiffs shall expressly, and each member of the Class shall be deemed to have, and by operation of the Judgment shall have, waived, relinquished and released any and all provisions, rights and benefits conferred by or under Cal. Civ. Code § 1542 or any other law of the United States or any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Cal. Civ. Code § 1542, which provides: “A general release does not extend to claims which the creditor does not know or suspect exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

9. Pending negotiation, execution, and Court approval of the Settlement, the Plaintiffs agree to stay the proceedings, and not to initiate any other proceedings other than those incident to the Settlement. All discovery in the Putative Class Actions shall be stayed pending Court approval of the Settlement except as provided under paragraph 5 hereof. Promptly upon Court approval of the Settlement, the Plaintiffs shall dismiss their complaints with prejudice.

10. The Settlement described herein is subject to: (a) the consummation of the proposed Merger; (b) each Plaintiffs’ confirmation, following completion of the confirmatory discovery described in paragraph 4 above, that the proposed Settlement is fair, adequate, and reasonable; and (c) the occurrence of the Effective Date (as defined below). Should a Stipulation not be executed or the conditions described above not occur, the Settlement shall be null and void and of no force and effect, and shall not be deemed to prejudice in any way the position of any party with respect to this litigation or any other litigation or proceeding. In such event, neither the existence of this Memorandum nor its contents shall be admissible in evidence or shall be referred to for any purpose in this litigation or in any other litigation or proceeding.

11. Subject to paragraph 5 above, Indevus or its successor entity shall pay to Plaintiffs’ counsel such attorneys’ fees and expenses, if any, as are awarded by the Court upon application by Plaintiff’s counsel in the Gober Action (on behalf of all Plaintiffs’ counsel). The Defendants shall not oppose an application by Plaintiffs’ counsel for an award of attorneys’ fees and expenses to the extent that such application does not exceed $700,000.00 in the aggregate. Such amount shall be payable by Indevus or its successor to counsel for Plaintiff Gober on behalf of all Plaintiffs’ counsel within seven (7) business days after the date on which the Judgment or order determining the fees and expenses is entered, subject to Plaintiffs’ counsel’s joint and several obligations to make appropriate refunds or repayments to Indevus or its successors in interest if, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee or cost award is vacated or lowered. No other application for attorneys’ fees and expenses, including any application in excess of the amount stated above, shall be filed, and counsel for Plaintiffs expressly waive any right to seek any award of such fees and expenses except as provided in this paragraph.

12. The Effective Date of the Settlement shall be the date on which the Order of the Court approving the Settlement becomes final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, lapse of time, or otherwise.

13. Within three (3) business days of the Effective Date of the Settlement, Plaintiffs will file motion papers dismissing the Schroeder Action, Wexler Action, and Mishket Action with prejudice.

14. Whether or not the Court approves the Settlement, Indevus or its successor entity shall be responsible for the costs of providing notice of the Settlement to the Class, and for providing such notice of the Settlement to the Class.

15. The provisions contained in this Memorandum shall not be deemed a presumption, concession, or admission by any party of any fault, liability or wrongdoing or lack of any fault, liability or wrongdoing, as to any facts or claims alleged or asserted, or any other actions or proceedings, and shall not be interpreted, construed, deemed, invoked, offered, received in evidence, or otherwise used by any person in the Putative Class Actions or in any other action or proceeding, whether civil, criminal or administrative, except in connection with any proceeding to enforce the terms of the Settlement.

16. Plaintiffs and their counsel represent and warrant that each Plaintiff is an Indevus shareholder and has been an Indevus shareholder at all relevant times, and that none of Plaintiffs’ claims or causes of action that are referred to in this Memorandum or could have been asserted in the Putative Class Actions have been assigned, encumbered, or in any manner transferred in whole or in part. Plaintiffs will provide Defendants with proof of their stock ownership in connection with confirmatory discovery upon request.

17. This Memorandum may be executed in counterparts by facsimile, imaging or original signature by any of the signatories hereto and as so executed shall constitute one agreement.

18. This Memorandum and the Settlement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

19. Each of the attorneys executing this Memorandum has been duly empowered and authorized by his/her respective client(s) to do so.

20. This Memorandum may be modified or amended only by a writing signed by the signatories hereto.

21. This Memorandum shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and assigns.

DATED: February 4, 2009

/s/ Robert M. Kornreich	/s/ Edward B. Micheletti
Robert M. Kornreich, Esquire	Edward P. Welch, Esquire
Chet B. Waldman, Esquire	Edward B. Micheletti, Esquire
WOLF POPPER LLP	SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
845 Third Avenue
New York, New York 10022	One Rodney Square
Tel: 212 759-4600	P.O. Box 636
Fax: 212 486-2093	Wilmington, Delaware 19899-0636
Tel: 302-651-3000
Counsel for Plaintiff Arthur Gober, CBM IRA	Fax: 302-651-3001
Beneficiary Custodian, Beneficiary of Jerome
Gober	Counsel for Defendants Endo Pharmaceuticals
Holdings Inc. and BTB Purchaser Inc.

/s/ Patricia C. Weiser by RMK with permission
Patricia C. Weiser, Esquire	/s/ Bruce L. Silverstein
Debra S. Goodman, Esquire	David C. McBride, Esquire
Sandra G. Smith, Esquire	Bruce L. Silverstein, Esquire
THE WEISER LAW FIRM, P.C.	YOUNG CONAWAY STARGATT &
121 N. Wayne Avenue, Suite 100	TAYLOR, LLP
Wayne, PA 19087	The Brandywine Building
Tel: 610-225-2677	1000 West Street, 17th Floor
Fax: 610-225-2678	P.O. Box 391
Wilmington, DE 19899-0391
Counsel for Plaintiff Martin Wexler	Tel: 302-571-6600
Fax: 302-571-1253

Counsel for Defendants Indevus
Pharmaceuticals, Inc., Glenn L. Cooper,
Andrew Ferrara, James C. Gale, Michael E.
Hanson, Stephen C. McCluski, Cheryl P.
Morley, and Malcolm Morville

/s/ Eduard Korsinsky by RMK with permission
Eduard Korsinsky, Esquire
Juan E. Monteverde, Esquire
LEVI & KORSINSKY LLP
39 Broadway Suite 1601
New York, New York 10006
Tel: 212-363-7500
Fax: 212-363-7171

Counsel for Plaintiff Malena C. Schroeder

/s/ Frank A. Bottini Jr. by RMK with permission
Frank A. Bottini Jr., Esquire
JOHNSON BOTTINI LLP
655 W. Broadway, Suite 1400
San Diego, California 92101
Tel: 619-230-0063
Fax: 619 233-5535

Counsel for Plaintiff H. Steven Mishket

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